Exhibit 99.1
MYR Group Inc. Announces Second-Quarter and First-Half 2021 Results
Henderson, Colo., July 28, 2021 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and western Canada, today announced its second-quarter and first-half 2021 financial results.
Highlights for Second Quarter 2021
•Record high quarterly revenues of $649.6 million
•Record high quarterly net income of $21.2 million, or $1.24 per diluted share
•Record high quarterly EBITDA of $41.2 million
•Strong backlog of $1.57 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “Our strong second-quarter 2021 financial results included record high quarterly revenue, net income, EBITDA and EPS. We finished the second quarter with net income of $21.2 million, a 58.5 percent increase over our second quarter 2020 net income, along with increases in revenues, gross profit and EBITDA as compared to the same period of 2020.” Mr. Swartz continued, “A number of important market drivers continue to provide MYR with future growth opportunities including grid modernization, electrification and clean energy. We are focused on implementing targeted strategies to expand customer relationships, develop innovative practices, and capture market opportunities. Our ability to leverage the full capabilities of MYR Group companies across geographies and markets uniquely positions us for continued success.”
Second Quarter Results
MYR reported second-quarter 2021 revenues of $649.6 million, an increase of $136.5 million, or 26.6 percent, compared to the second quarter of 2020. Specifically, our Transmission and Distribution (“T&D”) segment reported revenues of $326.8 million for the second quarter of 2021, an increase of $50.0 million, or 18.1 percent, from the second quarter of 2020, primarily due to an increase in revenue on two large-sized projects associated with accelerated schedule requirements at the beginning of a project and battery delivery and installation at the close-out of another. Our Commercial and Industrial (“C&I”) segment reported revenues of $322.7 million for the second quarter of 2021, an increase of $86.4 million, or 36.6 percent, from the second quarter of 2020, primarily due to an increase in revenue on various-sized projects and accelerated schedules on two projects. Additionally, revenues during the second-quarter 2020 were negatively impacted by a slight slowdown of C&I work in certain geographic areas related to the COVID-19 pandemic.
Consolidated gross profit increased to $81.0 million in the second quarter of 2021, an increase of $19.7 million or 32.2 percent, from the second quarter of 2020. The increase in gross profit was due to higher revenues and margins. Gross margin was 12.5 percent for the second quarter of 2021 compared to 11.9 percent for the second quarter of 2020. The increase in gross margin was primarily due to better-than-anticipated productivity on certain projects and favorable job close-outs, partially offset by labor and equipment inefficiencies on certain projects. Changes in estimates of gross profit on certain projects resulted in a gross margin increases of 0.8 percent and 0.2 percent for the second quarters of 2021 and 2020, respectively.
Selling, general and administrative expenses (“SG&A”) increased to $51.9 million in the second quarter of 2021, compared to $41.2 million for the second quarter of 2020. The period-over-period increase was primarily due to higher employee incentive compensation costs and contingent compensation expense related to prior acquisitions.
Income tax expense was $7.9 million for the second quarter of 2021, with an effective tax rate of 27.0 percent, compared to income tax expense of $5.0 million for the second quarter of 2020, with an effective tax rate of 27.1 percent. The period-over-period decrease in tax rate was primarily due to a favorable impact from stock compensation excess tax benefits, partially offset by excess tax expense pertaining to the impact of global intangible low tax income (“GILTI”).
For the second quarter of 2021, net income was $21.2 million, or $1.24 per diluted share, compared to $13.4 million, or $0.80 per diluted share, for the same period of 2020. Second-quarter 2021 EBITDA, a non-GAAP financial measure, was $41.2 million, compared to $31.5 million in the second quarter of 2020.

First-Half Results
MYR reported first-half 2021 revenues of $1.24 billion, an increase of $210.6 million, or 20.4 percent, compared to the first half of 2020. Specifically, the T&D segment reported revenues of $641.7 million, an increase of $105.7 million, or 19.7 percent, from the first half of 2020, primarily due to an increase in revenue on large-sized projects. The C&I segment reported revenues of $600.3 million, an increase of $104.8 million, or 21.2 percent from the first half of 2020, primarily due to an increase in revenues on various-sized projects. Additionally, revenues during the first half of 2020 were negatively impacted by a slight slowdown of work in certain geographic areas related to the COVID-19 pandemic.
Consolidated gross profit increased to $158.0 million in the first half of 2021, an increase of $35.1 million or 28.5 percent, from the first half of 2020. The increase in gross profit was due to higher revenues and margins. Gross margin was 12.7 percent for the first half of 2021 compared to 11.9 percent for the first half of 2020. The increase in gross margin was primarily due to better-than-anticipated productivity on certain projects and favorable job close-outs. These improvements were partially offset by labor and equipment inefficiencies on certain projects, unfavorable pending change order adjustments on certain projects and inclement weather experienced on a project. Changes in estimates of gross profit on certain projects resulted in gross margin increase of 0.3 percent and decrease of 0.1 percent for the first half of 2021 and 2020, respectively.
SG&A increased to $101.5 million in the first half of 2021, compared to $86.2 million for the first half of 2020. The period-over-period increase was primarily due to higher employee incentive compensation costs and contingent compensation expense related to prior acquisitions.
Income tax expense was $14.9 million for the first half of 2021, with an effective tax rate of 26.6 percent, compared to income tax expense of $9.0 million for the first half of 2020, with an effective tax rate of 27.9 percent. The period-over-period decrease in tax rate was primarily due to a favorable impact from stock compensation excess tax benefits, partially offset by excess tax expense pertaining to the impact of GILTI.
For the first half of 2021, net income was $41.1 million, or $2.41 per diluted share, compared to $23.3 million, or $1.39 per diluted share, for the same period of 2020.
Backlog
As of June 30, 2021, MYR's backlog was $1.57 billion, compared to $1.64 billion as of March 31, 2021. As of June 30, 2021, T&D backlog was $635.1 million, and C&I backlog was $931.6 million. Total backlog at June 30, 2021 increased $20.0 million, or 1.2 percent, from the $1.55 billion reported at June 30, 2020.
Balance Sheet
As of June 30, 2021, MYR had $362.7 million of borrowing availability under its $375 million revolving credit facility.
Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.
Conference Call
MYR will host a conference call to discuss its second-quarter 2021 results on Thursday, July 29, 2021 at 8:00 a.m. Mountain time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) and enter conference ID 6175534, at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, August 5, 2021, at 11:00 a.m. Mountain time, by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID 6175534. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, August 5, 2021 at 11:00 a.m. Mountain time.
About MYR
MYR is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the United States and western Canada. For more information, visit myrgroup.com.
Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement. We disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A. of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com
Investor Contact:
David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of June 30, 2021 and December 31, 2020

(in thousands, except share and per share data)	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$68,322	$22,668
Accounts receivable, net of allowances of $1,980 and $1,696, respectively	396,450	385,938
Contract assets, net of allowances of $339 and $359, respectively	196,873	185,803
Current portion of receivable for insurance claims in excess of deductibles	11,324	11,859
Refundable income taxes	5,844	1,534
Other current assets	12,516	28,882
Total current assets	691,329	636,684
Property and equipment, net of accumulated depreciation of $307,911 and $294,366, respectively	185,018	185,114
Operating lease right-of-use assets	22,413	22,291
Goodwill	66,070	66,065
Intangible assets, net of accumulated amortization of $15,623 and $14,467, respectively	50,223	51,365
Receivable for insurance claims in excess of deductibles	27,274	27,043
Investment in joint ventures	4,580	3,040
Other assets	3,926	4,257
Total assets	$1,050,833	$995,859

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$1,550	$4,381
Current portion of operating lease obligations	7,191	6,612
Current portion of finance lease obligations	—	318
Accounts payable	211,975	162,580
Contract liabilities	136,987	158,396
Current portion of accrued self-insurance	25,670	24,395
Other current liabilities	86,506	86,718
Total current liabilities	469,879	443,400
Deferred income tax liabilities	18,831	18,339
Long-term debt	7,235	25,039
Accrued self-insurance	46,030	45,428
Operating lease obligations, net of current maturities	15,211	15,730
Other liabilities	22,018	18,631
Total liabilities	579,204	566,567
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 16,867,470 and 16,734,239 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	168	167
Additional paid-in capital	159,624	158,618
Accumulated other comprehensive income	689	23
Retained earnings	311,144	270,480
Total stockholders' equity attributable to MYR Group Inc.	471,625	429,288
Noncontrolling interest	4	4
Total stockholders’ equity	471,629	429,292
Total liabilities and stockholders’ equity	$1,050,833	$995,859

MYR GROUP INC.
Unaudited Consolidated Statements of Operations
Three and Six Months Ended June 30, 2021 and 2020

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020

Contract revenues	$649,573	$513,051	$1,242,059	$1,031,521
Contract costs	568,551	451,746	1,084,084	908,584
Gross profit	81,022	61,305	157,975	122,937
Selling, general and administrative expenses	51,890	41,199	101,537	86,245
Amortization of intangible assets	578	1,203	1,156	2,431
Gain on sale of property and equipment	(1,111)	(439)	(1,794)	(1,489)
Income from operations	29,665	19,342	57,076	35,750
Other income (expense):
Interest income	15	4	28	6
Interest expense	(678)	(1,315)	(1,153)	(2,828)
Other income (expense), net	80	321	121	(574)
Income before provision for income taxes	29,082	18,352	56,072	32,354
Income tax expense	7,863	4,967	14,925	9,037
Net income	$21,219	$13,385	$41,147	$23,317
Income per common share:
—Basic	$1.26	$0.80	$2.45	$1.40
—Diluted	$1.24	$0.80	$2.41	$1.39
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,854	16,685	16,807	16,656
—Diluted	17,125	16,765	17,093	16,751

MYR GROUP INC.
Unaudited Consolidated Statements of Cash Flows
Six Months Ended June 30, 2021 and 2020

	Six months ended June 30,
(in thousands)	2021	2020

Cash flows from operating activities:
Net income	$41,147	$23,317
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	22,172	21,324
Amortization of intangible assets	1,156	2,431
Stock-based compensation expense	3,435	2,173
Deferred income taxes	481	537
Gain on sale of property and equipment	(1,794)	(1,489)
Other non-cash items	1,370	267
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(10,098)	46,353
Contract assets, net	(10,855)	(7,658)
Receivable for insurance claims in excess of deductibles	304	4,934
Other assets	10,389	7,198
Accounts payable	47,772	(38,342)
Contract liabilities	(21,433)	23,271
Accrued self insurance	1,869	(5,843)
Other liabilities	2,647	19,450
Net cash flows provided by operating activities	88,562	97,923
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,637	1,633
Purchases of property and equipment	(20,997)	(16,938)
Net cash flows used in investing activities	(19,360)	(15,305)
Cash flows from financing activities:
Net repayments under revolving lines of credit	—	(70,423)
Payment of principal obligations under equipment notes	(20,635)	(13,433)
Payment of principal obligations under finance leases	(376)	(616)
Proceeds from exercise of stock options	429	82
Repurchase of common shares	(3,352)	(425)
Other financing activities	12	49
Net cash flows used in financing activities	(23,922)	(84,766)
Effect of exchange rate changes on cash	374	(258)
Net increase in cash and cash equivalents	45,654	(2,406)
Cash and cash equivalents:
Beginning of period	22,668	12,397
End of period	$68,322	$9,991

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three and Twelve Months Ended June 30, 2021 and 2020 and
As of June 30, 2021, December 31, 2020, June 30, 2020 and June 30, 2019

	Three months ended June 30,		Last twelve months ended June 30,
(dollars in thousands, except share and per share data)	2021	2020	2021		2020

Summary Statement of Operations Data:
Contract revenues	$649,573	$513,051	$2,457,930		$2,185,810
Gross profit	$81,022	$61,305	$310,891		$251,056
Income from operations	$29,665	$19,342	$107,871		$73,892
Income before provision for income taxes	$29,082	$18,352	$105,103		$64,805
Income tax expense	$7,863	$4,967	$28,514		$18,252
Net income	$21,219	$13,385	$76,589		$46,447
Tax rate	27.0%	27.1%	27.1%		28.2%

Per Share Data:
Income per common share:
–Basic	$1.26	$0.80	$4.58	(1)	$2.79	(1)
–Diluted	$1.24	$0.80	$4.50	(1)	$2.77	(1)
Weighted average number of common shares and potential common shares outstanding:
–Basic	16,854	16,685	16,759	(2)	16,636	(2)
–Diluted	17,125	16,765	17,018	(2)	16,742	(2)

(in thousands)	June 30, 2021	December 31, 2020	June 30, 2020	June 30, 2019

Summary Balance Sheet Data:
Total assets	$1,050,833	$995,859	$950,086	$806,695
Total stockholders’ equity attributable to MYR Group Inc.	$471,625	$429,288	$389,446	$339,039
Goodwill and intangible assets	$116,293	$117,430	$118,537	$88,414
Total funded debt (3)	$8,785	$29,420	$81,968	$106,479

(in thousands)	Last twelve months ended June 30,
	2021	2020
Financial Performance Measure (4):
Reconciliation of Non-GAAP measure:
Net income	$76,589	$46,447
Interest expense, net	2,857	6,670
Tax impact of interest	(774)	(1,881)
EBI, net of taxes (5)	$78,672	$51,236
See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended June 30, 2021 and 2020

	Three months ended June 30,		Last twelve months ended June 30,
(in thousands, except share, per share data, ratios and percentages)	2021	2020	2021	2020

Financial Performance Measures (4):
EBITDA (6)	$41,202	$31,549	$153,986	$118,563
EBITDA per Diluted Share (7)	$2.41	$1.88	$9.05	$7.08
Free Cash Flow (8)	$15,206	$54,880	$117,392	$108,618
Book Value per Period End Share (9)	$27.52	$23.20
Tangible Book Value (10)	$355,332	$270,909
Tangible Book Value per Period End Share (11)	$20.73	$16.14
Funded Debt to Equity Ratio (12)	0.02	0.21
Asset Turnover (13)			2.59	2.71
Return on Assets (14)			8.1%	5.8%
Return on Equity (15)			19.7%	13.7%
Return on Invested Capital (18)			17.0%	11.6%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income attributable to MYR Group Inc.	$21,219	$13,385	$76,589	$46,447
Net income attributable to noncontrolling interest	—	—	—	106
Net income	21,219	13,385	76,589	46,553
Interest expense, net	663	1,311	2,857	6,670
Income tax expense	7,863	4,967	28,514	18,252
Depreciation and amortization	11,457	11,886	46,026	47,088
EBITDA (6)	$41,202	$31,549	$153,986	$118,563

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net income attributable to MYR Group Inc. per share	$1.24	$0.80	$4.50	$2.77
Net income attributable to noncontrolling interest per share	—	—	—	0.01
Net income per share	1.24	0.80	4.50	2.78
Interest expense, net, per share	0.04	0.08	0.17	0.40
Income tax expense per share	0.46	0.30	1.68	1.09
Depreciation and amortization per share	0.67	0.70	2.70	2.81
EBITDA per Diluted Share (7)	$2.41	$1.88	$9.05	$7.08

Calculation of Free Cash Flow:
Net cash flow from operating activities	$29,172	$62,680	$165,806	$155,423
Less: cash used in purchasing property and equipment	(13,966)	(7,800)	(48,414)	(46,805)
Free Cash Flow (8)	$15,206	$54,880	$117,392	$108,618

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of June 30, 2021, 2020 and 2019

(in thousands)	June 30, 2021	June 30, 2020

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$471,625	$389,446
Goodwill and intangible assets	(116,293)	(118,537)
Tangible Book Value (10)	$355,332	$270,909

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$27.52	$23.20
Goodwill and intangible assets per period end share	(6.79)	(7.06)
Tangible Book Value per Period End Share (11)	$20.73	$16.14

Calculation of Period End Shares:
Shares outstanding	16,867	16,709
Plus: common equivalents	271	80
Period End Shares (16)	17,138	16,789

(in thousands)	June 30, 2021	June 30, 2020	June 30, 2019

Reconciliation of Invested Capital to Stockholders Equity:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$471,625	$389,446	$339,039
Plus: total funded debt	8,785	81,968	106,479
Less: cash and cash equivalents	(68,322)	(9,991)	(4,355)
Invested Capital (17)	$412,088	$461,423	$441,163
See notes at the end of this earnings release.

(1)Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(2)Last-twelve-months weighted average basic and diluted shares were determined by adding the weighted average shares reported for the last four quarters and dividing by four.
(3)Funded debt includes outstanding borrowings under our revolving credit facility and our outstanding equipment notes.
(4)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity, and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(5)EBI, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBI, net of taxes, to measure our results exclusive of the impact of financing costs.
(6)EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the company’s core operations.  Management further believes that EBITDA is useful to investors and other external users of our financial statements in evaluating the company’s operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(7)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(8)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(9)Book value per period end share is calculated by dividing total stockholders’ equity at the end of the period by the period end shares outstanding.
(10)Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(11)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(12)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity at the end of the period.
(13)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(14)Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(15)Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(16)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(17)Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity.
(18)Return on invested capital is calculated by dividing EBI, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.